UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                            Commission File Number 0-21784


                                Cookson Group plc
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             (Exact name of registrant as specified in its charter)



         265 Strand, London, England WC2R 1DB, (011-44-20) 7061-6500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Ordinary Shares of 10 pence each
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  (   )                         Rule 12h-3(b)(1)(i)   (   )
Rule 12g-4(a)(1)(ii) (   )                         Rule 12h-3(b)(1)(ii)  (   )
Rule 12g-4(a)(2)(i)  ( X )                         Rule 12h-3(b)(2)(i)   ( X )
Rule 12g-4(a)(2)(ii) (   )                         Rule 12h-3(b)(2)(ii)  (   )
                                                   Rule 15d-6


Approximate number of holders of record as of the certification or notice date: 270

Pursuant to the requirements of the Securities Exchange Act of 1934 Cookson Group plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 21, 2006                  By: /s/  Richard Malthouse

                                                  Richard Malthouse
                                                  Group Secretary